Exhibit 10.3

Execution Version

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	MUFG 1221 Avenue of the Americas New York, NY 10020

August 9, 2017

Project Chess

Backstop Commitment Letter

vantiv, LLC

8500 Governors Hill Drive

Symmes Township, Ohio 45249

Attention: Stephanie Ferris

Ladies and Gentlemen:

You have advised each of Morgan Stanley Senior Funding, Inc. and/or an affiliate thereof (“Morgan Stanley”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group (“MUFG”; and, together with Morgan Stanley and Credit Suisse, the “Commitment Parties”, “us” or “we”) that you intend to acquire, directly or indirectly, all of the outstanding equity interests of the entity previously identified to us as “Knight” (the “Target”) and to consummate the other transactions described on Exhibit A hereto.

Reference is made to (i) the Second Amended and Restated Loan Agreement dated as of October 14, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, including that certain Incremental Amendment No. 2 dated as of August 7, 2017, the “Existing Credit Agreement”), by and among vantiv, LLC, a Delaware limited liability company (the “Borrower” or “you”), the various institutions from time to time party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and (ii) the Incremental Amendment No. 3 to the Existing Credit Agreement dated as of the date hereof (the “2017 Incremental Amendment No. 3”), by and among the Borrower, JPMorgan Chase Bank, N.A., Morgan Stanley, CS and MUFG. Capitalized terms used but not otherwise defined in this Commitment Letter (as defined below) are used with the meanings assigned to such terms in the Existing Credit Agreement or the 2017 Incremental Amendment No. 3, as applicable.

1.	Commitments.

In connection with the Transactions contemplated hereby and subject to the immediately succeeding paragraph, if the Required Amendment (as defined on Exhibit A) with respect to the Existing Credit Agreement has not become effective prior to the Acquisition Closing Date, each of Morgan Stanley, CS and MUFG (each an “Initial Lender” and collectively, the “Initial Lenders”) hereby commits, on a several, but not joint, basis to provide the percentage of the entire principal amount of the Backstop Credit Facilities (as defined on Exhibit A) set forth opposite such Initial Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of Section 2 of this Commitment Letter) (i) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto and the Summary of Terms and Conditions attached as Exhibit B hereto, as applicable and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit C hereto (such Exhibits A through C, including the annexes thereto, the “Term Sheets” and, together with this letter, collectively, this “Commitment Letter”); it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with any other terms of this Commitment Letter or the Credit Documentation.

Notwithstanding the foregoing, in no event shall (i) the Initial Lenders be required to fund the Backstop Incremental Term A-4 Commitments (as defined on Exhibit A) while the 2017 Incremental Term A-4 Loan Commitments obtained under the 2017 Incremental Amendment No. 3 are effective, (ii) the Initial Lenders be required to fund the Backstop Incremental Term B-1 Commitments (as defined on Exhibit A) while the 2017 Incremental Term B-1 Loan Commitments obtained under the 2017 Incremental Amendment No. 3 are effective, (iii) the Initial Lenders be required to fund the Backstop Incremental Term B-2 Commitments (as defined on Exhibit A) while the 2017 Incremental Term B-2 Loan Commitments obtained under the 2017 Incremental Amendment No. 3 are effective or (iv) the Initial Lenders be required to provide the Backstop Incremental Revolving Commitments (as defined on Exhibit A) unless the obligation to provide the 2017 Incremental Revolving Credit Commitments has expired or been terminated.

2.	Titles and Roles.

You that you hereby appoint Morgan Stanley, Credit Suisse and MUFG to act as joint lead arrangers and joint bookrunners for each of the Backstop Credit Facilities (in such capacity, the “Lead Arrangers”), on the terms and subject to the conditions set forth or referred to in this Commitment Letter. It is agreed that Morgan Stanley will act as sole administrative agent and as sole collateral agent for the Backstop Credit Facilities. Each of Morgan Stanley, Credit Suisse and MUFG, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is agreed that Morgan Stanley will have “left” placement, Credit Suisse will have “immediate right” placement and MUFG will have placement to the immediate right of Credit Suisse on any and all marketing materials or other documentation used in connection with the Backstop Credit Facilities and Morgan Stanley will have the role and responsibilities conventionally associated with such “left” placement.

You agree that no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in this Commitment Letter and in the Backstop Fee Letter dated the date hereof and delivered in connection herewith (the “Fee Letter”)) will be paid in connection with the Backstop Credit Facilities unless you and we shall so reasonably agree; provided that we may appoint any entity listed on Schedule 2 hereto as an additional agent, co-agent, lead arranger, bookrunner, manager or arranger and may award any other title to any such entity (each, an “Additional Agent”) in a manner and with economics determined by the Commitment Parties in consultation with you, and the Borrower hereby consents to each such appointment or award; provided, further, that (A) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Backstop Credit Facilities that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) and Schedule 1 hereto shall be automatically amended accordingly and (B) to the extent we appoint (or confer titles on) any Additional Agent in respect of any Backstop Credit Facility, the economics allocated to, and the commitment amounts of, the Lead Arrangers and their affiliated Commitment Parties in respect of such Backstop Credit Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional

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Agent of customary joinder documentation reasonably acceptable to you and us and, thereafter, such Additional Agent shall constitute a “Commitment Party,” an “Initial Lender” and an “Arranger” (notwithstanding any different title awarded), as applicable, under this Commitment Letter and under the Fee Letter). Upon the effectiveness of the Required Amendment, the commitments of the Initial Lenders with respect to the Backstop Credit Facilities shall terminate and Schedule 1 hereto shall be automatically amended accordingly.

3.	Syndication.

We intend to syndicate the Backstop Credit Facilities to a group of lenders identified by the Lead Arrangers in consultation with you and reasonably acceptable to you, such consent not to be unreasonably withheld or delayed (such lenders, together with the Initial Lenders, the “Lenders”); it being understood that we will not syndicate to those persons that are (i) competitors of Holdco, the Borrower and its subsidiaries or the Target identified by you in writing to the Lead Arrangers prior to the date of their execution of this Commitment Letter and (ii) otherwise identified by you in writing to the Lead Arrangers prior to the date of their execution of this Commitment Letter (the persons described in clauses (i) and (ii) and any person that is a readily identifiable affiliate thereof (including funds managed or advised by such person, but excluding, in the case of clause (i), any affiliate of such person that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (other than in distressed situations) and with respect to which such person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity), collectively, the “Disqualified Institutions”); provided, that the Borrower, upon reasonable notice to the Lead Arrangers (or, after the Closing Date, to the Agent) after the date hereof, shall be permitted to supplement in writing the list of persons that are Disqualified Institutions to the extent such supplemented person becomes a competitor or is or becomes an affiliate of a competitor of you or your subsidiaries, which supplement shall be in the form of a list provided to the Lead Arranger or Agent, as applicable, but which supplementation shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans. Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender, (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Backstop Credit Facilities on the Closing Date) in connection with any syndication, assignment or other transfer until after the initial funding of the Backstop Credit Facilities on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective (as between us and you) with respect to any portion of the Initial Lenders’ commitments in respect of the Backstop Credit Facilities until the initial funding of the Backstop Credit Facilities on the Closing Date and (c) unless the Borrower agrees in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Backstop Credit Facilities, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

The Lead Arrangers intend to commence syndication efforts promptly and from the date of your acceptance of this Commitment Letter until the earlier to occur of (x) a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 60 days after the Closing Date (such period, the “Syndication Period”), you agree to assist the Lead Arrangers in completing a syndication that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (a) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (b) facilitating direct contact between appropriate members of senior management of the Borrower, on the one hand, and the proposed Lenders, on the other hand (and using your commercially reasonable efforts to ensure such contact between non-legal advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand), in all

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cases at times and locations to be mutually agreed upon, (c) your providing projections of the Borrower and its Subsidiaries for the fiscal years 2018 through 2022 (on an annual basis) and for the four fiscal quarters beginning with the first fiscal quarter of 2018, (d) your assistance in the preparation of a customary confidential information memorandum (the “CIM”) and other customary marketing materials to be used in connection with the syndication of the Backstop Credit Facilities, (e) the hosting, with the Lead Arrangers and appropriate members of senior management of the Borrower, of meetings (or, if you and we shall agree, conference calls in lieu of any such meeting) of prospective Lenders (limited to one “bank meeting”, unless otherwise deemed reasonably necessary by the Lead Arrangers) at times and locations to be mutually agreed, (f) during the Syndication Period (and, if later, until the Closing Date), your ensuring that there is no competing issuance of debt for borrowed money by or on behalf of Holdco, the Borrower or its subsidiaries announced, offered, placed or arranged (other than the 2017 Rook Incremental Term B Commitments (and any loans made thereunder), the 2017 Incremental Commitments (and any loans made thereunder) and the transactions contemplated by that certain Commitment Letter dated as of the date hereof by and among the parties hereto relating to the unsecured bridge facility and/or the senior unsecured notes contemplated thereby, and the Backstop Credit Facilities), in each case that could reasonably be expected to materially impair the primary syndication of the Backstop Credit Facilities, without the consent of the Lead Arrangers (it being understood and agreed that Permitted Surviving Debt will not materially impair the primary syndication of the Backstop Credit Facilities) and (g) your using commercially reasonable efforts to obtain, prior to the commencement of syndication, public corporate credit or corporate family ratings, as applicable, for the Borrower and public ratings for the Backstop Term A Facility and the Backstop Term B Facility from each of Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of the syndication of the Backstop Credit Facilities nor the obtaining of the ratings referred to above shall constitute a condition precedent to the availability and initial funding of the Backstop Credit Facilities on the Closing Date. You will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you or your affiliates; provided that, in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that none of the foregoing shall be construed to limit any of the Borrower’s representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the Credit Documentation.

The Lead Arrangers, in their capacity as such, will manage, in consultation with you (and subject to (a) your consent rights set forth in the first paragraph of this Section 3, and (b) any direction, order, guidance or advice received from the UK Takeover Panel) all aspects of the syndication, including decisions as to the selection of prospective Lenders to be approached (which may not be Disqualified Institutions) and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that the Lead Arrangers will make available customary marketing materials and presentations for a public-to-private transaction of this nature, including the CIM and the Projections (as defined below), and a customary lenders’ package and presentation for a public-to-private transaction of this nature (collectively, the “Information Materials”) to existing Lenders (as defined in the Existing Credit Agreement) and the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain of the existing Lenders (as defined in the Existing Credit Agreement) and prospective Lenders (each, a “Public Lender” and, collectively, the “Public Lenders”) have personnel that do not wish to receive material non-public information within the meaning of the United States federal securities laws with respect to Vantiv, Inc., Holdco, you, the Target, your or their

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respective subsidiaries, or the respective securities of any of the foregoing (“MNPI”). At the request of the Lead Arrangers, you agree to assist us in preparing an additional version of the Information Materials consisting exclusively of information and documentation with respect to Vantiv, Inc., Holdco, the Borrower, the Target, your subsidiaries and the respective securities of any of the foregoing that is made publicly available by Holdings, the Borrower, the Target or any parent company as a public reporting company or does not otherwise constitute MNPI (the “Public Package”). It is understood that a customary authorization letter from the Borrower will be included in the Information Materials that authorizes the distribution thereof to existing Lenders (as defined in the Existing Credit Agreement) and prospective Lenders, contains a “10b-5” representation with respect to the information set forth therein consistent with the representation set forth in Section 4 below and confirms that the Public Package does not include MNPI or any information that is not made publicly available by Holdco, the Borrower, the Target or any parent company as a public reporting company, and the Public Package will contain customary language exculpating Holdco, you and your affiliates, and us and our affiliates with respect to any liability related to the misuse of (or, in the case of us and our affiliates, the use of) the contents of the Information Materials. You acknowledge and agree that, in addition to the Public Package, the following documents may be distributed to all existing Lenders (as defined in the Existing Credit Agreement) and prospective Lenders, including prospective Public Lenders (except to the extent you notify us to the contrary in advance of the intended distribution thereof and provided that you have been given a reasonable opportunity to review such documents and comply with applicable legal requirements): (i) the Term Sheets, (ii) drafts and final definitive documentation with respect to the Backstop Credit Facilities, (iii) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as Lender meeting invitations, allocations and funding and closing memoranda) and (iv) notifications of changes in the terms of the Backstop Credit Facilities. You also agree, at our request, to identify Information Materials that are suitable for distribution to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”. All information that is not specifically identified as “PUBLIC” (including the Projections) shall be treated as being suitable only for posting to private Lenders. By identifying any Information Materials as suitable for distribution to Public Lenders (including by marking any documents, information or other data “PUBLIC”) you shall be deemed to have authorized the Commitment Parties and the potential Lenders to treat such Information Materials as not containing MNPI.

4.	Information.

You hereby represent that (but with respect to the Target and its subsidiaries, only to your knowledge), (a) all written information concerning Holdco, you and your subsidiaries and the Target and its subsidiaries, other than the Projections, other forward-looking information and information of a general economic or industry-specific nature, that has been or will be made available to any of us by Holdco, you or any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) all financial projections concerning Holdco, you and your subsidiaries that have been or are hereafter made available to any of us by Holdco, you or any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by us that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the

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Information or the Projections were being furnished and such representations were being made at such time, you will (and, with respect to the Target and its subsidiaries, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that the representations in the preceding sentence remain true in all material respects; provided, that any such supplementation shall cure any breach of such representations. You understand that in arranging and syndicating the Backstop Credit Facilities, we may use and rely on the Information and Projections without independent verification thereof, and we do not assume responsibility for the accuracy and completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay (or cause to be paid) the fees described in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein.

6.	Conditions.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations, the making and accuracy of which shall be a condition to the availability and initial funding of the Backstop Credit Facilities on the Closing Date, shall be the Specified Representations (as defined below), (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Backstop Credit Facilities on the Closing Date if the conditions set forth on Exhibit C hereto are satisfied; it being understood that to the extent any lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, to the extent required under the Term Sheets, (i) Uniform Commercial Code (“UCC”) lien searches in the Loan Parties’ respective jurisdictions of organization, (ii) a lien on Collateral that may be perfected solely by the filing of a financing statement under the UCC and (iii) a pledge of the certificated equity interests of the Borrower and the Subsidiary Guarantors (as defined in the Existing Credit Agreement), in each case, with respect to which a lien may be perfected upon closing by the delivery of a stock or equivalent certificate) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such lien search and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Backstop Credit Facilities on the Closing Date but may instead be delivered and/or perfected within 90 days after the Closing Date, or such longer period as the Agent may reasonably agree, and (c) the only conditions (express or implied) to the availability of the Backstop Credit Facilities on the Closing Date are those expressly set forth on Exhibit C hereto, and such conditions shall be subject in all respects to the provisions of this paragraph. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Documentation relating to: organizational existence of the Borrower and the Guarantors; organizational power and authority (as they relate to due authorization, execution, delivery and performance of the Credit Documentation) of the Borrower and the Guarantors; due authorization, execution and delivery of the relevant Credit Documentation (as and when executed and delivered) by the Borrower and the Guarantors, and enforceability, in each case as it relates to the entering into and performance of the relevant Credit Documentation (as and when executed and delivered) against the Borrower and the Guarantors; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its Restricted Subsidiaries taken as a whole (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C hereto); no conflicts of the Credit Documentation with the charter documents of the Borrower and the Guarantors; Federal Reserve margin regulations; the Investment Company Act; the use of proceeds of the Backstop Credit Facilities not violating anti-terrorism and anti-money laundering laws and regulations, including OFAC, FCPA and the PATRIOT Act; and the creation, validity, perfection and priority of security interests (subject in all respects to security interests and liens permitted under the Credit Documentation and to the foregoing provisions of this paragraph). This paragraph, and the provisions contained herein, shall be referred to as the “Certain Funds Provision”.

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7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and their respective directors, officers, employees, partners, agents, advisors and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Backstop Credit Facilities, the use of the proceeds thereof, the Acquisition, the Transactions or any other transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, in the case of legal fees and expenses, to one counsel to all indemnified persons taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected indemnified persons similarly situated, taken as a whole, and, if reasonably necessary, one local counsel and one applicable regulatory counsel in each relevant material jurisdiction to all such persons, taken as a whole (and, solely in the case of a conflict of interest, one additional local or applicable regulatory counsel in such jurisdictions to all affected indemnified persons similarly situated, taken as a whole)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person (or any of its Related Parties (as defined below)), in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) any dispute solely among indemnified persons and not arising out of any act or omission of Holdco, you, any of your or its subsidiaries (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Agent or Arranger or similar role under any Backstop Credit Facility), and (b) to reimburse each Commitment Party associated with the Lead Arrangers (i) on the Closing Date (to the extent an invoice therefor is received by the Invoice Date) or, if invoiced after the Invoice Date, within 30 days following receipt of the relevant invoice or (ii) if the Closing Date has not occurred, within 30 days of receipt of an invoice, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, applicable syndication expenses and travel expenses, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to the Commitment Parties, taken as a whole (and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant material jurisdiction to all such persons, taken as a whole)), incurred in connection with the Backstop Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation).

No indemnified person or any other party hereto shall be liable for any damages arising from the use by others (other than such party hereto or, in the case of any indemnified person, its Related Parties) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person (or any of its Related Parties) or such other party hereto, as applicable, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons, you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this

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Commitment Letter, the Fee Letter or the Backstop Credit Facilities (including the use or intended use of the proceeds of the Backstop Credit Facilities) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

You shall not be liable for any settlement of any Proceeding effected by any indemnified person without your consent (which consent shall not be unreasonably withheld or delayed), but if any Proceeding is settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability.

Notwithstanding the foregoing, each indemnified person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such indemnified person for any losses, claims, damages, liabilities and expenses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof. For purposes hereof, “Related Party” and “Related Parties” of an indemnified person mean any (or all, as the context may require) of such indemnified person’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, agents, trustees and administrators.

8.	Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party, together with its respective affiliates (the “Banks”), is a full service financial firm and as such from time to time may (a) effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you or the Target may have competing interests. You acknowledge that the Banks have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. The Banks may have economic interests that conflict with your economic interests and those of the Target. You acknowledge and agree that (a)(i) the arranging and other services described herein regarding the Backstop Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Banks, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Bank, (ii) no Bank has provided any legal, accounting, regulatory or tax advice to you with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) each Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Bank has any obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates. You agree that you will not assert any claim relating to the transactions contemplated hereby against any Commitment Party based on an alleged breach of agency or fiduciary duty.

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9.	Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) Holdco, your subsidiaries and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors, in each case on a confidential basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental regulatory or self-regulatory authority (in which case you agree, (i) to the extent permitted by law, to inform us promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or any Fee Letter, (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other related disclosures) may be disclosed (i) in any syndication or other marketing materials in connection with the Backstop Credit Facilities and (ii) in connection with any public filing requirement, (e) the Term Sheets, including the existence and contents thereof (and the aggregate amount of fees payable under the Fee Letter as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), may be disclosed to any rating agency in connection with the transactions contemplated hereby and (f) the Term Sheets, including the existence and contents thereof (but not the Fee Letter or the contents thereof), may be disclosed (in consultation with the Lead Arrangers) to any Lenders or participants or prospective Lenders or prospective participants and, in each case, their directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors on a confidential basis. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and two years following the date on which you have accepted this Commitment Letter.

Each Commitment Party shall use all information received by it from, or on behalf of, you in connection with the Transactions or any related transactions contemplated hereby (including any such information obtained by it based on a review of any books and records relating to Holdings, you, the Target or any of your or their respective subsidiaries or affiliates) solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter and the Fee Letter and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) subject to the final proviso of this sentence, to any Lenders or participants or prospective Lenders or participants (in each case, other than a Disqualified Institution), (b) in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case, except with respect to any audit or examination conducted by bank accountants or any governmental authority exercising examination or regulatory authority, such Commitment Party shall (i) to the extent permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction (or purporting to have jurisdiction) over Commitment Party or any of its affiliates, (d) to directors (or equivalent managers), officers, employees, independent auditors or other experts and advisors (collectively, the “Representatives”) of such Commitment Party on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its affiliates and their Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of

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such information and are or have been advised of their obligation to keep such information confidential; provided, that such Commitment Party shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter, (g) to the extent such information is received by an Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you or any of your affiliates, (h) to the extent applicable, for purposes of establishing a “due diligence” defense, (i) subject to the final proviso of this sentence, to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than a Disqualified Institution) and (j) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld), to Moody’s or S&P in connection with obtaining a rating required pursuant to this Commitment Letter and/or the Credit Documentation, as applicable; provided, further, that the disclosure of any such information pursuant to clauses (a) and (i) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in the Information Materials) in accordance with our standard syndication processes or market standards for a public-to-private transaction of this nature for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof (such affirmative consent procedure shall, for the avoidance of doubt be subject to the prior consent and approval of the UK Takeover Panel). Each Commitment Party acknowledges and agrees that (a) such Commitment Party has established information barriers between such Commitment Party, its holding companies and its subsidiaries (collectively, the “Participant Group”), in each case who are responsible for (i) making decisions in relation to its or their participation in the Backstop Credit Facilities and (ii) trading, or making investment decisions in relation to, equity investments, and that those information barriers comply with the minimum standards for effective information barrier identified in Practice Statement No. 25 (“Debt Syndication During Offer Periods”) published by the Takeover Panel Executive on 17 June 2009 (the “Information Barriers”) and (b) such Commitment Party will maintain the Information Barrier, and ensure that the confidential information received by the Commitment Parties from, or on behalf of, you in connection with the Transactions or any related transactions contemplated hereby may not be accessed by any persons or entities within the Participant Group who hold or may acquire shares in the Target or who are or may be otherwise interested in shares carrying voting rights in the Target, until the end of the offer period (as defined in the UK Takeover Code). The provisions of this paragraph (other than with respect to the Fee Letter and its contents) shall automatically terminate on the date that is two years following the date of this Commitment Letter unless earlier superseded by the Credit Documentation. In no event shall any disclosure of such information referred to above be made to any Disqualified Institution or any person who has not provided affirmative acknowledgement of its confidentiality obligations in accordance with the requirements established by the UK Takeover Panel.

Prior to the disclosure by us of customary market information related to the Backstop Credit Facilities to “Gold Sheets” and other similar trade publications, and to our publication of tombstones in any such trade publications relating to the Backstop Credit Facilities, we will present such materials for your prior approval (not to be unreasonably withheld or delayed) and you shall have consented thereto.

10.	Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except by us as expressly contemplated under Section 2 and Section 3 above) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to and does not confer any benefits upon, or create

10

any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the non-party affiliates and the indemnified persons. Subject to Section 3 above, the Commitment Parties reserve the right to assign their respective obligations to their affiliates or to employ the services of their affiliates in fulfilling their obligations contemplated hereby. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Backstop Credit Facilities and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the backstop which is the subject matter hereof.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each of the parties hereto irrevocably agrees to waive, to the fullest extent provided by law, all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Transactions or the other transactions contemplated hereby, this Commitment Letter, the Fee Letter or the performance by us or any of our affiliates of the services contemplated hereby.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder, (b) agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, federal court and (c) agrees that a final judgment in any such suit, action or proceeding may be enforced in other jurisdictions in any manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), we are required to obtain, verify and record information that identifies each Loan Party, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify each Loan Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for us and each Lender.

The Fee Letter and the indemnification, expense reimbursement, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process, venue and syndication provisions (including the Flex Provisions) contained herein shall remain in full force and effect regardless of whether the Credit Documentation is executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than your obligations (a) under the second, third and fourth paragraphs of Section 3 hereof and the second to last sentence of Section 4 hereof, which shall survive only until the expiration of the Syndication Period (or, with respect to Section 4, if later, the Closing Date), at which time such obligations shall terminate and be of no further force and effect and (b) with

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respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be of no further force and effect (and be, if applicable, superseded by the Credit Documentation) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Commitment Letter (in whole but not in part as to any Backstop Credit Facility) upon written notice to the Initial Lenders at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on August 9, 2017. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) the date of the valid termination of the Acquisition, (b) the date on which the 2017 Incremental Term Loans are funded, (c) the date of the closing of the Acquisition with or without the use of the Backstop Credit Facilities, (d) the date of effectiveness of the Required Amendment and (e) March 31, 2018, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we, in our sole discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ BARRY PRICE
Name:	Barry Price
Title:	Authorized Signatory

[Signature Page to Backstop Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ JUDITH E. SMITH
Name:	Judith E. Smith
Title:	Authorized Signatory

By:	/s/ D. ANDREW MALETTA
Name:	D. Andrew Maletta
Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ JEB SLOWIK
Name:	Jeb Slowik
Title:	Managing Director

[Signature Page to Backstop Commitment Letter]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ JAMES GORMAN
Name:	James Gorman
Title:	Managing Director

[Signature Page to Backstop Commitment Letter]

Accepted and agreed to as of

the date first above written:

VANTIV, LLC

By:	/s/ STEPHANIE FERRIS
Name:	Stephanie Ferris
Title:	Chief Financial Officer

[Signature Page to Backstop Commitment Letter]

SCHEDULE 1

BACKSTOP CREDIT FACILITIES COMMITMENTS

Commitment Party	Backstop Term A Facility	Backstop Term B Facility (excluding the Backstop Rook Incremental Term B Commitments)	Backstop Rook Incremental Term B Commitments	Backstop Revolving Credit Facility
Morgan Stanley Senior Funding, Inc.	25%	25%	60%	25%
Credit Suisse AG	50%	50%	30%	50%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	25%	25%	10%	25%

SCHEDULE 2

APPROVED ADDITIONAL ARRANGERS

(See attached)

EXHIBIT A

Project Chess

Transaction Summary

The Borrower intends, directly or indirectly, to acquire (the “Acquisition”) all of the outstanding equity interests of the entity previously identified to the Lead Arrangers as “Knight” (the “Target”). In connection therewith:

1)	the Borrower, Morgan Stanley, CS and JPMorgan Chase Bank, N.A. have entered into that certain Incremental Amendment No. 2 to the Existing Credit Agreement dated as of August 7, 2017 pursuant to which the lenders party thereto committed to provide an aggregate principal amount of $1,270,000,000 Incremental Term B Loans (such commitments, the “2017 Rook Incremental Term B Commitments”; and the loans thereunder, the “2017 Rook Incremental Term B Loans”);

2)	the Borrower, Morgan Stanley, CS, MUFG and JPMorgan Chase Bank, N.A. have entered into that certain Incremental Amendment No. 3 to the Existing Credit Agreement dated as of the date hereof, pursuant to which the lenders party thereto committed to provide (i) an aggregate principal amount of $1,605,000,000 Incremental Term A Loans (such commitments, the “2017 Incremental Term A-4 Commitments”), (ii) an aggregate principal amount of $535,000,000 Incremental Term B Loans (such commitments, the “2017 Incremental Term B-1 Commitments”), (iii) an aggregate principal amount of $594,536,500 Incremental Term B Loans (such commitments, the “2017 Incremental Term B-2 Commitments” and together with the 2017 Incremental Term A-4 Commitments and the 2017 Incremental Term B-1 Commitments, the “2017 Incremental Term Commitments”; and the term loans to thereunder, the “2017 Incremental Term Loans”) and (iv) a Revolving Credit Commitment Increase in an aggregate amount of $350,000,000 (such commitments, the “2017 Incremental Revolving Credit Commitments”);

3)	the Borrower shall seek an amendment to the Existing Credit Agreement to, among other things, change the maximum Leverage Ratio set forth in Section 6.22(a) of the Existing Credit Agreement in the manner set forth under the heading “Financial Covenants” below (the “Required Amendment”);

4)	if the Required Amendment has not become effective prior to the Acquisition Closing Date, the Borrower will enter into a credit agreement substantially in the form of the Existing Credit Agreement (as amended by the 2017 Incremental Amendment No. 3 and effectuating the Required Amendment), in order to obtain senior secured credit facilities comprised of:

(a)	an up to $1,000,000,000 revolving credit facility, comprised of (x) $650,000,000 revolving credit commitments (such commitments, the “Replacement Revolving Commitments”) and (y) $350,000,000 revolving credit commitments (such commitments, the “Backstop Incremental Revolving Commitments” and, together with the Replacement Revolving Commitments, the “Backstop Revolving Commitments”), in each case containing the terms set forth in Exhibit B (collectively, the “Backstop Revolving Credit Facility”), provided that the revolving credit facilities described in the foregoing clauses (x) and (y) shall be one single revolving credit facility,

(b)	an up to $4,012,640,625 term A loan facility comprised of (x) an aggregate principal amount of $2,407,640,625 million term A Loans (the commitments with respect thereto the “Replacement

Transaction Summary

Exhibit A – Page 3

Term A Commitments”) and (y) an aggregate principal amount of $1,605,000,000 term A Loans (the commitments with respect thereto the “Backstop Incremental Term A-4 Commitments” and, together with the Replacement Term A Commitments, the “Backstop Term A Commitments”), in each case, containing the terms set forth in Exhibit B (collectively, the “Backstop Term A Facility”), provided that the loans described in the foregoing clauses (x) and (y) shall be one single tranche of term A loans; and

(c)	an up to $3,160,711,500 term B loan facility comprised of (w) an aggregate principal amount of $761,175,000 term B Loans (the commitments with respect thereto the “Replacement Term B Commitments”), (x) an aggregate principal amount of $1,270,000,000 term B Loans (the commitments with respect thereto the “Backstop Rook Incremental Term B Commitments”; and the loans thereunder, the “Backstop Rook Incremental Term B Loans”), (y) an aggregate principal amount of $535,000,000 million term B Loans (the commitments with respect thereto the “Backstop Incremental Term B-1 Commitments”) and (z) an aggregate principal amount of $594,536,500 term B Loans (the commitments with respect thereto, the “Backstop Incremental Term B-2 Commitments” and, together with the Replacement Term B Commitments, the Backstop Rook Incremental Term B Commitments and the Backstop Incremental Term B-1 Commitments, the “Backstop Term B Commitments” and together with the Backstop Revolving Commitments and the Backstop Term A Commitments, collectively, the “Backstop Commitments”), in each case, containing the terms set forth in Exhibit B (collectively, the “Backstop Term B Facility” and, together with the Backstop Revolving Credit Facility and the Backstop Term A Facility, the “Backstop Credit Facilities”), provided that the loans described in the foregoing clauses (x) and (y) shall be one single tranche of term B loans, (it being understood, as described in Exhibit B hereto, that the Backstop Incremental Term B-2 Commitments need not be drawn on the Closing Date);

5)	all existing third party debt for borrowed money of the Target will be repaid, redeemed, defeased, discharged, refinanced or terminated in full, and the Existing Credit Agreement will be repaid, refinanced or terminated in full, and all guarantees and liens in respect of the foregoing will be terminated and released (or arrangements reasonably satisfactory to the Administrative Agent shall be in place for the termination and release of such guarantees and liens) (the “Refinancing”) other than (i) to the extent the Backstop Term B Loans in respect of the Backstop Incremental Term B-2 Commitments are not drawn on the Closing Date, the Target’s €500,000,000 3.75% Senior Notes due 2022 (the “Existing Target Notes”), (ii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, surety bonds and short-term working capital facilities and (iii) certain other indebtedness that the Borrower and the Commitment Parties reasonably agree may remain outstanding after the Closing Date (the foregoing indebtedness, together with any replacements, extensions and renewals (in each case, that would otherwise be permitted by clauses (i) through (iii) above) of any such indebtedness that matures on or prior to the Closing Date, collectively, the “Permitted Surviving Debt”);

6)	the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including to fund any original issue discount (“OID”) and upfront fees (the “Transaction Costs”) will be paid; and

7)	the proceeds of the Backstop Credit Facilities will be used to pay the consideration and other amounts owing in connection with the Acquisition, to effect the Refinancing and to pay all or a portion of the Transaction Costs.

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition, the satisfaction or waiver of the conditions set forth on Exhibit C and the funding or

Transaction Summary

Exhibit A – Page 4

effectiveness, as applicable, of the relevant Backstop Commitments and “Acquisition Closing Date” shall mean the date of consummation of the Acquisition with the proceeds of either the relevant Backstop Credit Facilities or the relevant 2017 Incremental Term Loans.

Transaction Summary

Exhibit A – Page 5

EXHIBIT B

Project Chess

Credit Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Backstop Credit Facilities. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A or C (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrower:	vantiv, LLC (the “Borrower”).

Guarantors:	Substantially the same as under the Existing Credit Agreement.

Joint Lead Arrangers and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc. and/or an affiliate thereof (“Morgan Stanley”),Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group (“MUFG”).

Administrative Agent and Collateral Agent:	Morgan Stanley (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Lenders, but excluding Disqualified Institutions, arranged by the Lead Arrangers and reasonably acceptable to the Borrower (collectively, and together with any person that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “Lenders”).

TYPES AND AMOUNTS OF CREDIT FACILITIES

Backstop Term A Loan Facility:

Type and Amount:	A 5 year term A loan facility, comprised of the Replacement Term A Commitments and the Backstop Incremental Term A-4 Commitments in an aggregate principal amount of $4,012,640,625 (the loans thereunder, the “Backstop Term A Loans”).

Term Sheet – Backstop Credit Facilities

Exhibit B – Page 1

Amortization and Maturity:	The Backstop Term A Loans shall be repayable in equal quarterly installments commencing with the first full fiscal quarter ending after the Closing Date of the following amounts per annum of the original principal amount of the Backstop Term A Loans, with the balance payable on the date which is five years following the Closing Date (the “Term A Loan Maturity Date”).

Period	Term A Loan Principal Amortization Payment Percentage
Year One	5%
Year Two	5%
Year Three	5%
Year Four	7.5%
Year Five	10%

Availability:	The Backstop Term A Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Backstop Term A Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Backstop Term A Loans will be used on the Closing Date to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs).

Backstop Term B Loan Facility:

Type and Amount:	A 7 year term B loan facility, comprised of the Replacement Term B Commitments, the Backstop Rook Incremental Term B Commitments, the Backstop Incremental Term B-1 Commitments and the Backstop Incremental Term B-2 Commitments, in an aggregate principal amount of $3,160,711,500 (the loans thereunder, the “Backstop Term B Loans”).

Amortization and Maturity:	Commencing on the last business day of the first full fiscal quarter ended after the Closing Date (or, in the case of Backstop Term B Loans funded pursuant to the Backstop Incremental B-2 Commitments on the last business day of the first full fiscal quarter ended after the funding thereof), the Backstop Term B Loans shall be repayable in equal quarterly installments of 1% per annum of the original principal amount of the Backstop Term B Loans, with the balance payable on the date which is seven years following the Closing Date (the “Term B Loan Maturity Date”).

Availability:	The Backstop Term B Loans shall be made in a single drawing on the Closing Date; provided that the Borrower may elect to draw Backstop Term B Loans in respect of the Backstop Incremental Term B-2 Commitments (such loans, the “Backstop Term B-2 Loans”) in a single drawing on a date within 150 days after the Closing Date. Repayments and prepayments of the Backstop Term B Loans may not be reborrowed.

Term Sheet – Credit Facilities

Exhibit B – Page 2

Use of Proceeds:	The proceeds of the Backstop Term B Loans will be used on, and, if applicable, after the Closing Date to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs).

Backstop Revolving Credit Facility:

Type and Amount:	A 5 year revolving loan facility, comprised of the Replacement Revolving Commitments and the Backstop Incremental Revolving Commitments in an aggregate principal amount of $1,000,000,000 (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Backstop Revolving Loans” and, together with the Backstop Term A Loans, the Backstop Term B Loans, the “Backstop Loans”).

Availability:	The Backstop Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”).

Maturity:	The Backstop Revolving Commitments shall terminate and the Backstop Revolving Loans will mature on the Revolving Termination Date.

Letters of Credit:	A portion of the Backstop Revolving Credit Facility in an amount not to exceed $80,000,000 shall be available for the issuance of letters of credit, including documentary letters of credit (the “Letters of Credit”), by any of the Administrative Agent, an affiliate of each Lead Arranger (provided that CS and its affiliates shall not provide documentary Letters of Credit) and one or more Lenders reasonably acceptable to the Borrower that agrees to issue letters of credit (in such capacity, each an “Issuing Lender”). The terms and provisions relating to Letters of Credit shall be substantially the same as in the Existing Credit Agreement.

Swingline Loans:	A portion of the Backstop Revolving Credit Facility in an amount not to exceed $200.0 million shall be available for swingline loans by the Administrative Agent. The terms and provisions relating to swingline loans shall be substantially the same as in the Existing Credit Agreement.

Use of Proceeds:	The proceeds of the Revolving Loans may be used to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs) and for working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transactions), other investments, restricted payments and any other purpose not prohibited by the Credit Documentation).

Term Sheet – Credit Facilities

Exhibit B – Page 3

Incremental Facility:	Substantially the same as in the Existing Credit Agreement; provided that Fixed Dollar Incremental Amount shall be $1,000,000,000 and the leverage ratios applicable to the Ratio-Based Incremental Amount shall be set at the applicable leverage ratios on the Closing Date.

Refinancing Facility:	Substantially the same as in the Existing Credit Agreement.

CERTAIN PAYMENT PROVISIONS

Interest Rates and Fees:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:	Substantially the same as in the Existing Credit Agreement.

Term B Loan Prepayment Fee:	Any Repricing Transaction (as defined below) consummated prior to the date that is six months after the Closing Date will be subject to a prepayment premium of 1.00% on the principal amount of the Backstop Term B Loans prepaid or, in the case of any amendment, the principal amount of the relevant Backstop Term B Loans outstanding immediately prior to (and subject to) such amendment.

“Repricing Transaction” shall be defined in a manner consistent with the Existing Credit Agreement.

Mandatory Prepayments:	Substantially the same as in the Existing Credit Agreement.

COLLATERAL	Substantially the same as in the Existing Credit Agreement.

CERTAIN CONDITIONS

Post-Closing Conditions:	Substantially the same as in the Existing Credit Agreement.

DOCUMENTATION

Credit Documentation:	The definitive financing documentation for the Backstop Credit Facilities (the “Credit Documentation”), which the Commitment Parties agree will be initially drafted by the Borrower’s counsel, shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the Lead Arrangers shall agree; it being understood and agreed that the Credit Documentation shall: (a) not be subject to any conditions to the availability and initial funding of the Backstop Credit Facilities on the Closing Date other than as set forth on Exhibit C; (b)(i) give due regard to (A) the operational and strategic requirements of the Borrower, the Target and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation,

Term Sheet – Credit Facilities

Exhibit B – Page 4

the leverage profile and projected free cash flow generation of the Borrower, the Target and their respective subsidiaries), in each case, after giving effect to the Transactions and (B) the model delivered by the Borrower to the Lead Arrangers prior to the date hereof (as adjusted for changes reasonably agreed with the Lead Arrangers) (the “Model”) and (ii) except as expressly set forth in this Commitment Letter, the Credit Documentation shall be substantially the same as the Existing Credit Agreement and related guarantee and security documents and in any event shall not contain terms less favorable to Holdings, the Borrower and its subsidiaries in any material respect than those contained in the Existing Credit Agreement, unless agreed by the Borrower (this clause (b), collectively, the “Documentation Considerations”); and (c) be negotiated in good faith by the Borrower and the Commitment Parties so that the Credit Documentation, giving effect to the Certain Funds Provision, is finalized as promptly as practicable after the acceptance of the Backstop Commitment Letter.

Representations and Warranties:	Substantially the same as in the Existing Credit Agreement.

Affirmative Covenants:	Substantially the same as in the Existing Credit Agreement.

Financial Covenants:	With respect to the Revolving Facility and the Term A Facility only, the Credit Documentation will only contain the financial covenants set forth below (the “Financial Covenants”), in each case measured for the Borrower and its Restricted Subsidiaries:

(a) Leverage Ratio (with the component definitions to be defined in a manner substantially similar to such terms in the Existing Credit Agreement); and

(b) Interest Coverage Ratio (to be defined in a manner substantially similar to such term in the Existing Credit Agreement).

The Financial Covenants shall be tested only on the last day of each fiscal quarter of the Borrower (with measurement to commence with the first full fiscal quarter after the Closing Date). Leverage ratio covenant levels will be set to reflect a non-cumulative cushion of not less than 30% to Consolidated EBITDA in the Model (it being understood that the initial level applicable to the Leverage Ratio shall not be less than 7.00:1.00). Subject to the succeeding paragraph, the Interest Coverage Ratio shall not be less than 4.00:1.00 during the term of the Backstop Credit Facilities.

If any Flex Provision is actually exercised, whether before or after the Closing Date, the levels for the Interest Coverage Ratio shall be adjusted in the Credit Documentation (or pursuant to an amendment thereto) in order to maintain the cushion thereto calculated as of the date hereof.

Term Sheet – Credit Facilities

Exhibit B – Page 5

For purposes of the Credit Documentation, any obligation of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such person under GAAP as in effect as of the date of the Existing Credit Agreement shall not be treated as a capitalized lease for purposes of the negative covenants and the calculation of financial ratios as a result of the adoption of changes in GAAP or changes in the application of GAAP.

Negative Covenants:	Substantially the same as in the Existing Credit Agreement, with such modifications to baskets and ratio levels as may be agreed pursuant to the Documentation Considerations.

Events of Default:	Substantially the same as in the Existing Credit Agreement (with such modifications to thresholds as may be agreed pursuant to the Documentation Considerations.

Voting:	Substantially the same as in the Existing Credit Agreement.

Defaulting Lenders:	Substantially the same as in the Existing Credit Agreement.

Assignments and Participations:	Substantially the same as in the Existing Credit Agreement.

Yield Protection and Taxes:	Substantially the same as in the Existing Credit Agreement.

Expenses and Indemnification:	Substantially the same as in the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Lead Arrangers:	Latham & Watkins LLP.

Term Sheet – Credit Facilities

Exhibit B – Page 6

Annex I to Exhibit B

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the 1-month Published LIBOR Rate (as defined below) plus 1.00% per annum; provided that ABR shall in no event be less than 0.00%.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means with respect to Backstop Revolving Loans, Backstop Term A Loans and Backstop Term B Loans, (i) 1.25% in the case of ABR Loans (including Swingline Loans) and (ii) 2.25% in the case of Eurodollar Loans (as defined below).

Following delivery of financial statements for the first full fiscal quarter after the Closing Date, the Applicable Margin rate with respect to Backstop Term A Loans and Backstop Revolving Loans shall be subject to the pricing grid set forth on Annex II.

“Eurodollar Rate” means the rate for eurodollar deposits for a period equal to 1, 2, 3, 6, or, if available to all relevant affected Lenders, 12 months (as selected by the Borrower) administered by ICE Benchmark Administration Limited, as published by Reuters (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities); provided that the Eurodollar Rate shall in no event be less than 0.00%.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

Term Sheet – Backstop Credit Facilities

Annex I to Exhibit B – Page 1

Revolving Facility Commitment Fee:	The Borrower shall pay a commitment fee (the “Revolving Facility Commitment Fee”) calculated at a rate per annum equal to 0.375% on the average daily unused portion of the commitments of non-defaulting Revolving Lenders, payable quarterly in arrears. Following delivery of financial statements for the first full fiscal quarter after the Closing Date, the Revolving Facility Commitment Fee rate shall be subject to (i) a stepdown to 0.25% if the Senior Secured Leverage Ratio is less than or equal to 3.75:1.00. Swingline Loans shall, for purposes of the commitment fee calculation only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:	Substantially the same as in the Existing Credit Agreement.

Default Rate:	Substantially the same as in the Existing Credit Agreement.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate) for actual days elapsed.

Term Sheet – Backstop Credit Facilities

Annex I to Exhibit B – Page 2

Annex II to Exhibit B

Level	Senior Secured Leverage Ratio	Applicable Margin for Eurodollar Loans that are Backstop Term A Loans or Backstop Revolving Loans	Applicable Margin for ABR Loans that are Backstop Term A Loans or Backstop Revolving Loans
I	> 4.75:1.00	2.50%	1.50%
II	≤ 4.75 >4.25	2.25%	1.25%
III	≤ 4.25 >3.75	2.00%	1.00%
IV	≤ 3.75 >3.00	1.75%	0.75%
V	≤ 3.00:1.00	1.50%	0.50%

Term Sheet – Backstop Credit Facilities

Annex II to Exhibit B – Page 1

EXHIBIT C

Project Chess

Conditions Precedent

The availability and initial funding of the Backstop Credit Facilities shall be subject to the satisfaction (or waiver) of solely the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A and B (including the Annexes thereto) attached thereto.

1.	The Borrower shall have executed and delivered the 2017 Incremental Amendment No. 3.

2.	The Specified Representations shall be true and correct in all material respects.

3.	There shall be no Event of Default under Sections 7.1(a), (j) or (k) of the Existing Credit Agreement, and no Major Default shall be continuing or would result (in each case, subject to any applicable grace periods set forth in Section 7.1 of the Existing Credit Agreement) from the proposed borrowing of the Backstop Credit Facilities.

4.	The Acquisition shall be permitted under Section 6.17(v) of the Existing Credit Agreement.

5.	The Borrower shall have delivered to the Administrative Agent a certificate of a financial officer certifying its compliance with clauses (2), (3) and (4) above, together with reasonably detailed calculations demonstrating compliance with clause (4) above.

6.	The Administrative Agent shall have received each of the following:

(a)	copies of the certificate of formation, certificate of organization, operating agreement, articles of incorporation and bylaws, as applicable (or comparable organizational documents) of each Loan Party and any amendments thereto, certified in each instance by its Secretary, Assistant Secretary or Chief Financial Officer and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority;

(b)	copies of resolutions of the board of directors (or similar governing body) of each Loan Party approving and authorizing the execution, delivery and performance of the Credit Documentation to which it is a party, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified as of the Closing Date in each instance by its Secretary, Assistant Secretary or Chief Financial Officer as being in full force and effect without modification or amendment;

(c)	copies of the certificates of good standing (if available) for each Loan Party from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

Conditions

Exhibit C – Page 1

(d)	(A) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Sidley Austin LLP, special counsel to the Loan Parties and (B) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Baird Holm LLP, local counsel to Vantiv ISO, Inc. (f/k/a National Processing Company) in the state of Nebraska in each case in form and substance reasonably satisfactory to the Administrative Agent;

(e)	a certificate of the chief financial officer of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its Restricted Subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent; and

(f)	the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted under the Credit Documentation or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

7.	The Administrative Agent shall have received a copy of the Rule 2.7 Announcement.

8.	There is evidence of the consummation of the Acquisition, being:

(a)	if the Acquisition is effected by way of the Scheme, a certificate from the Borrower addressed to the Administrative Agent in agreed form: (A) confirming that the Scheme Order has been delivered to the Registrar of Companies of England and Wales and (B) attaching a copy of the Scheme Order; or

(b)	if the Acquisition is effected by way of the Offer, a letter from the Borrower addressed to the Administrative Agent in agreed form: (A) attaching copies of the Offer Documents including any press announcement released by the Borrower announcing that the Acquisition will be by way of an Offer and the terms and conditions of the Offer and (B) confirming that the Offer has been declared unconditional in all respects (other than, for the avoidance of doubt, any condition in the Offer requiring that the Offer has been completed).

9.	The Refinancing shall be consummated substantially concurrently with the initial funding of the Backstop Credit Facilities on the Closing Date.

10.	As to any lender, it shall not be unlawful in any applicable jurisdiction for that Lender to perform any of their obligations to advance that credit extensions under the Backstop Credit Facilities (provided that each Lender shall use reasonable endeavors to avoid invoking this clause (10) (including transferring its commitments hereunder to an Affiliate not subject to the same restrictions and/or entering into any amendments to the Credit Documentation requested by the Borrower, provided that such amendments could not reasonably be expected to materially adversely affect the interests of (including as regards additional costs or reduced returns for) the applicable Lender under the Credit Documentation)).

11.	All documents and instruments necessary to grant the Agent a perfected security interest (subject to liens permitted under the Credit Documentation) in the Collateral under the Backstop Credit Facilities shall have been, if applicable, executed and delivered by the Borrower and the Guarantors and, if applicable, be in proper form for filing.

Conditions

Exhibit C – Page 2

12.	All (a) fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) expenses required to be paid on the Closing Date pursuant to the Commitment Letter to the extent invoiced at least two business days prior to the Closing Date (the “Invoice Date”), shall, in each case, have been paid (which amounts may be offset against the proceeds of the Backstop Credit Facilities).

13.	The Administrative Agent shall have received, no later than 3 Business Days in advance of the Closing Date (or such later date as agreed by the Administrative Agent) all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least five (5) Business Days prior to the Closing Date by the Lenders through the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.[1]

[1]	It being acknowledged by the Administrative Agent that such condition has been satisfied as of August 8, 2017.

Conditions

Exhibit C – Page 3

Annex I to Exhibit C

Form of Solvency Certificate

[●][●], 20[●]

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●]2 (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and as proposed to be conducted following the Closing Date; and (iv) the Borrower and its Restricted Subsidiaries, taken as a whole, have not incurred, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification Topic 450).

[Remainder of page intentionally left blank]

[2]	Describe Credit Agreement.

Conditions

Annex I to Exhibit C – Page 1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[●]
Title:	[Chief Financial Officer/equivalent officer]

Conditions

Annex I to Exhibit C – Page 2